EXHIBIT 21



                    Subsidiaries Of The Registrant




Significant subsidiaries of The Bank of New York Company, Inc. are as follows:



The Bank of New York, a New York State Chartered Bank

BNY Holdings (Delaware) Corporation, a Delaware Corporation

The Bank of New York (Delaware)*, a Delaware State Chartered Bank







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*   Subsidiary of BNY Holdings (Delaware) Corporation